UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2024

Legion Works, Inc.
(Exact name of issuer as specified in its charter)

Delaware	84-3854992
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

4275 Executive Square, Suite 200
La Jolla, CA	92037
(Address of principal executive offices)	(Zip Code)

(619) 452-1542

(Phone)

Units

Voting Common Stock

Warrants

(Title of each class of securities issued pursuant to Regulation A)

In this report, the term “Legion Works” or “the Company” or “us” or “we” refers to Legion Works, Inc.

This report may contain forward-looking statements and information relating to, among other things, the company, its business plan and strategy, and its industry. These forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to the company’s management. When used in this report, the words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements, which constitute forward looking statements. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those contained in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

ITEM 1. THE COMPANY’S BUSINESS

Overview

The Company was incorporated on November 20, 2019, as a Delaware C corporation. The Company was formed for the purpose of building and buying online software products, and aiming to grow these products through a combination of product development, sales and marketing. The Company aims to find and develop business opportunities primarily in online software, including, but not limited to, marketing and sales software tools as well as e-commerce and online marketplaces. Since the Company’s founding, the technology market dynamics and opportunities have changed.  While its original focus was on Software as a Service (“SaaS”), the cost of acquiring and developing SaaS products as well as the time required to reach sustainable revenue levels means the Company has had to regularly evolve its focus.  The Company has had to remain flexible to changing market dynamics in seeking online opportunities that it believes are ripe for innovation, where it believes it has the expertise to pursue such opportunities, and where it can afford to execute products and businesses given its current resources.  As an example, the Company expanded its focus to include marketplace and e-commerce businesses, as it believed that such businesses would be more affordable to operate and scale.

During fiscal year 2024, the Company spent significant time, energy and capital:

•	Integrating Growth Collective Solutions and Dealify into the Company, and adding marketing and sales resources in an effort to help these subsidiaries grow;
•	Further attempting to stabilize Hello Bar LLC, a subsidiary which continued to see headwinds (see below);
•

Attempting to grow Dealify, Inc, a subsidiary which the company believes to have growth opportunities (see below);

Researching and developing additional new products (see “Principal Products and Services,” below);

•	Updating the company’s technology team to enable it to pursue AI R&D within existing products and to support R&D on new products;
•	Regularly assessing the market to determine the likelihood of being able to raise additional capital to support its business plan and growth efforts.

As part of the above efforts, we operate a European entity that we established in 2022 to have a footprint to explore growth opportunities for Legion and our individual entities and to be closer in time zones to manage our other product development efforts in India.  The Company also believes there may be acquisition opportunities in the European market where it observes lower valuation multiples compared to the U.S. market.

The Company made the decision to shutter Convert More, Inc during 2024.  Management deemed that the capital and resources necessary to continue to develop the product for the market would be better directed to other existing and new products.

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The Company did conduct significant R&D on the development of new products in 2024. This R&D included work on an Athlete NIL marketplace, a growth marketing community, a DTC brand in the supplement space and an AI question and answer tool for websites.  Given limited resources, the company paused additional R&D on the Athlete NIL Marketing and growth market community, but continued its R&D efforts on the DTC brand and AI question and answer tool

Principal Products and Services

The Company is working to build an online platform that provides our clients and customers with the products, tools and services to help companies and their leaders market and grow their businesses. We expect to achieve these goals by adding technology and services to the Legion Works platform by either acquiring businesses or assets that fit within our framework and integrating them into our platform, or by building the technology and related products in-house.  Additionally, we aim to be opportunistic in finding additional markets where we believe our talent and experience can help us compete.  As part of these efforts, the Company centralizes the core administrative functions of each subsidiary so that each subsidiary can focus on the sales, marketing and product activities to help them grow.  These administrative functions include Human Resources, Finance, Accounting, Legal and other related activities.  These functions are managed by the Legion team and are executed in partnership with external service providers.

The Company’s principal products and services in fiscal year 2024 included four separate online platforms operated by three distinct subsidiaries. In early 2024, the management decided to halt further investment in Convert More, Inc. (“Convert More”), a subsidiary that operated OnboardFlow (www.onboardflow.com), a software platform that was built to help companies understand their free trial users and convert more of their free trial users into customers.  When the Company acquired Convert More in March 2021, the platform required numerous technological improvements before it could attract additional customers.  During 2023, management determined that the work needed to bring Convert More’s technology platform to market would require significantly more time and capital than currently available to the Company. In late 2023, management decided to divert its limited resources to other products. During 2024, management decided to halt further investment in Convert More and eventually decided to close the subsidiary in August 2024

Growth Collective

The Company purchased 90% of the common stock of Growth Collective Solutions, Inc. (“Growth Collective”), which was then a two-sided human capital marketplace that connected fast growing companies, agencies and venture firms with highly vetted and experienced marketers.

In 2022, 2023, and 2024 the Company built a new version of the technology application that facilitates the Growth Collective marketplace.  The Company believed that evolving Growth Collective’s technology platform would create advantages relative to competitors. Approximately mid 2023, management began to see headwinds and challenges in the market.  This was due to a downturn in tech investment generally. With less investment in the tech industry, there was less demand for services provided through Growth Collective and its competitors. Further, the Company started to see that additional growth would require raising significant additional capital to compete with new and existing well-established competitors.  New and existing competitors significantly ramped up marketing spend and made the Company’s paid acquisition efforts much more expensive.

These challenges continued into the first half of 2024 for Growth Collective and its competitors.  With lower investment capital and challenges in the tech market, many of Growth Collective’s customers pulled back on spend.  This was common within the industry and led to a push towards consolidation among market players.  For more information, see “Item 2. Management’s Discussion and Analysis of Results of Operations and Financial Condition.”

For reasons discussed below, in 2024, the Company sold certain assets held by Growth Collective, but continues to own the proprietary technology platform itself. The Company decided to sell these assets to generate operational capital.  As part of the sale, the company changed the name of the subsidiary to Expedition Community, Inc and has focused this subsidiary on R&D efforts for new products and services.

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Dealify

Dealify, Inc. (“Dealify”) (www.dealify.com), is an online marketplace that connects new and upcoming software companies with initial customers by selling lifetime access to featured software applications. The Company acquired Dealify in November, 2021, and the Company has fulfilled its financial obligations for that acquisition. The seller of Dealify, Inc. can earn up to an additional 4% of Dealify, Inc. shares if Dealify achieves certain revenue targets during a seven-year look back period that expires November 5, 2028:

•	1% (1,075 shares) if Dealify achieves $200,000 or more in monthly revenue for 3 consecutive months;
•	1% (1,100 shares) if Dealify achieves $350,000 or more in monthly revenue for 3 consecutive months;
•	1% (1,120 shares) if Dealify achieves $500,000 or more in monthly revenue for 3 consecutive months; and
•	1% (1,150 shares) if Dealify achieves $650,000 or more in monthly revenue for 3 consecutive months.

At the time of acquisition, Dealify relied heavily on Facebook marketing for driving a significant portion of its revenues.  Given a decline in the return on investment across Facebook for most companies in 2022-2024, the Company had to quickly adjust its marketing strategy to stabilize and attempt to grow the business.  Further, in 2024 the Dealify technology platform had become outdated resulting in lower conversion rates from website visitors. The Company’s efforts to bring in an effective leader for Dealify had been unsuccessful.  Therefore, Company leadership had to take over day to day operations and growth activities of Dealify in the second half of 2024.  For more information, see “Item 2. Management’s Discussion and Analysis of Results of Financial Condition and Results of Operations.”

Hello Bar

The Company’s other operating subsidiary, Hello Bar, operates two separate software platforms.  Hello Bar (www.hellobar.com) is a web-based application that helps companies convert website traffic into customers and leads.  Subscribers (www.subscribers.com) is another web-based application that helps companies bring traffic back to their website(s) through web push notifications.   The Company has fulfilled its financial obligations of the Hello Bar LLC acquisition.

During fiscal year 2024, the Company also tested strategies to grow Hello Bar LLC and its software platforms Hello Bar and Subscribers.  Given the many responsibilities of the Legion management team, leadership was not able to dedicate the time and energy needed to stabilize Hello Bar and Subscribers.  Further, the Company’s attempts to find strong and dedicated leadership and team members to help Hello Bar grow have been unsuccessful. Since the acquisition of Hello Bar, the Company has tried multiple times to add dedicated team members with the skills and capabilities to grow the Hello Bar business.  However, the team members hired have been unsuccessful in doing so. Therefore, the Company leadership had to get more actively involved in the day-to-day operations and growth activities of the business in 2024.  This meant managing and executing marketing initiatives, updating the product roadmaps and technology teams and looking for new areas of growth through partnerships.  In 2024, the Company saw a continued decline in organic website traffic to Hello Bar and Subscribers due to Google algorithm updates, global searches moving from Google to AI platforms such as ChatGPT as well as some re-directed traffic from formerly referring domains.  The Company invested heavily in Search Engine Optimization in 2024 in hopes that it could get organic traffic back on track.  It had some success in doing so, though this success was lower than anticipated. The Company believes this decline is not unique to Hello Bar as many of its competitors and online companies in general have suffered large declines in organic traffic due to the previously mentioned behavioral shifts. Additionally, the Company saw a continued increase in competition from much larger companies. At the end of 2024, management believed it should continue to dedicate more time to Hello Bar operations, including renewed focus on evolving the product to be more innovative and competitive in the market.

While the Company faced headwinds that led to a decline in Hello Bar LLC revenue in 2024, management believes that there are still possible growth opportunities for its software platforms Hello Bar and Subscribers.  Namely, we believe focusing our marketing and sales efforts in certain industries can help these products to better compete in the market. Further, we believe that with a renewed focus on product development and marketing, we can help to stabilize revenues and possibly get revenues to start growing again.  Next, we see the potential for partnering with other tech platforms and marketing agencies.  Finally, we believe that we see geographic opportunities for both Hello Bar and Subscribers.  While there is very strong competition in the U.S. for similar products, we see less competition in other markets such as Europe.

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Other Products in Development

In the first half of 2024, the Company continued the development of two products.  The first product, Expedition, is intended to be a virtual community where growth leaders (marketers and business leaders) connect, learn and share.  The Company did get this product ready for market launch and launched initial sales and marketing activities.  However, these go-to market activities were hampered by limited time and resources, as well as recent new entrants that made the cost of acquiring community members too high.  Further work on Expedition was paused in 2024.  The Company is still considering whether it has the resources to continue to be able to bring the community to market on a larger scale.

The other product developed in early 2024 is called Mighty Fans, which is intended to serve as a platform to help amateur athletes earn money from their fans in an NIL-compliant manner. This product also reached a phase of beta testing, and the Company did get a small number of athletes on the platform. Due to results from that beta test and limited resources, the Company paused further R&D on the NIL product in 2024.  The technology platform still exists and the Company is determining what to do with it.

Given limited capital, the Company focused additional R&D resources in 2024 on products which it believes are much cheaper to bring to market.  The first is a Direct to Consumer performance wellness brand.  At the end of 2024, the Company had started the process of product formulation and branding.  The second is an AI-powered Questions and Answers tool for website owners.  At the end of 2024, this product was still in the development phase.

The Company’s Strategy

Management aims to build the Company by finding niche opportunities in the market for online businesses and technologies. In this regard, management intends to leverage its industry knowledge, strategic vision, operational expertise and business connections to identify underserved segments of this market and target its product and services development to fulfill those underserved segments. Management continued to observe high SaaS multiples in 2024.  While these multiples have come down from their heights in 2020 and 2021, Management still believes that many valuations for U.S. SaaS products are inflated. However, the Company has long sought to be opportunistic in looking at other geographies for acquisitions.  The Company does believe that there are good acquisition opportunities in the market, particularly in markets in Europe and smaller U.S. markets.  However, the Company does not currently have the capital to pursue these acquisitions. Therefore, management is focusing on its current products, looking to cost effectively create new products and find other acquisition opportunities in markets where valuations may be lower.  Executing additional acquisitions will, likely, take raising additional capital, and there are no guarantees the company can do so at this time.

The Company believes that 2023 and 2024 were difficult years for many upstart technology companies.  AI has been a bright spot but other companies have needed to operate in a lean manner.  The Company believes it has worked hard to be disciplined in its spending and is looking to leverage AI to maximize productivity.  The Company has adopted AI to help with its marketing and development efforts.

 The Company’s original approach was anchored on a strategy of recruiting leaders for each of its individual subsidiaries who would grow the subsidiaries, while Management focused on new products, capital raising, administration and overall vision and leadership.  Given limited resources and challenges in finding strong and capable leadership for its subsidiaries, Management spent much of its time in 2024 on the day-to-day operations of its subsidiaries.

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The Company’s Market

Generally, the Company operates in the marketing and sales technology markets, with a more specific focus on online software, e-commerce and online marketplaces.  The overall technology market saw high valuations and heavy investments in 2020 through the middle of 2022.   Many marketing and sales technology companies fared well during these years in terms of growth, capital raises and valuations.  In 2022 and 2023, investments in technology companies slowed significantly.  These headwinds in general technology continued in 2024.  Despite continued investments in Artificial Intelligence, many of our customers had to pull back on marketing and overall spending in 2024.  Additionally, continued high interest rates and high inflation caused challenges to many early-stage, non-AI technology companies in 2024.  Many companies were forced to keep expenses low on sales and marketing and other key operational expenses.  This caused downward pressure on revenues and valuations.

In 2024, the Company recognized the need to take bigger steps in building AI into current products and to conduct R&D in AI to determine opportunities for new products.  Therefore, in late 2024 the Company brought in a new Chief Technology Officer.  This individual has experience leading AI product development and the Company believes he can help with both differentiating existing products and bringing to market new products.

Competition

Given that the Company is a platform comprised of multiple tools and marketplaces for sales tech and marketing tech, its products have a broad range of competitors. For Hello Bar and Subscribers, the focus on conversion rate optimization and content creation places us in competition with companies that have been in market for many years such as Optinmonster, Privy, Optimonk, Unbounce, Hubspot, and VWO. Additionally, newer entrants such as Poupsmart, Poptin and Amped gained additional traction in 2024. Finally, we saw email marketing companies continue to launch features to compete with products offered by Hello Bar and Subscribers.  For example, we saw a large ad platform launch a free version of Subscribers in late 2024.  Some of the competitors have the backing of large venture capital funds and other resources. We believe we still have unique strengths in product ease of use and specific features designed for niche and fast-evolving markets. However, it is important that we dedicate additional resources to evolve these products further to be able to compete in a more crowded marketplace.  Further, we need to add AI to these products as many customers are looking for AI features.  We believe our ability to compete in this more crowded market depends on our ability to dedicate management time to product development and sales and marketing. Specifically, we believe that we have opportunities to expand our sales and marketing efforts in more specific industries as well as in less crowded geographies such as Europe.

For Dealify, the company has multiple competitors that sell access to subscription software deals. The largest competitor is AppSumo, a l well-entrenched company that has achieved substantial revenue. IDealify aims to compete based on the quality of deals it offers and the customer service it provides to its customers.  We also believe it’s important to increase the brand loyalty from our customers.  Finally, the Dealify technology platform was outdated. Therefore, the Company updated the platform in late 2024.  Given our continued belief that there are growth opportunities with Dealify, the Company’s COO took a leadership position within Dealify in Q4 of 2024 in hopes of growing the platform.  At the end of 2024, the Company’s COO was still dividing his time between Dealify and overall leadership and administration within Legion.

As stated, Growth Collective operated in the freelancing industry and was fully operational throughout the first half of 2024.  Its competitors included large general freelance platforms such as Upwork and Fiverr as well as similar premium marketing freelancer platforms such as Mayple and MarketerHire.  Upwork and Fiverr focused greater marketing efforts on the marketing industry in 2024, and other players looked to enter the marketing space.  This was true of TopTal, the acquirer of the specified assets of Growth Collective in June, 2024.  Many marketing freelance platforms continued to see headwinds in 2024.  However, some of our direct competitors have raised and spent considerable capital building up large sales and marketing teams.  Finally, these competitors chose a different business model than that of Growth Collective in which they kept a much larger share of transactions.  Part of Growth Collective’s strategy was to be more like a platform and keep fees lower but this model created additional challenges, and the market didn’t embrace it to the degree the Company anticipated.

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Employees

As of December 31, 2024, the Company had a total of four (4) full-time employees working in Legion Works and its subsidiaries.  Executives Ryan Bettencourt (CEO), Caleb Green (COO) and Grant Bostrom (Head of Ventures) are full time at Legion. Michael Kamo remains with the Company as Chairman of the Board, but does not currently serve as an executive officer. Additionally, the Company works with outside providers as well as full-time international contractors.  In late 2024, the Company hired a new full time CTO who is a full-time international contractor.

Intellectual Property

Currently, the Company’s subsidiary, Hello Bar, holds a trademark. The Company filed an application for extension of this trademark in 2022, and a 10-year extension was granted by the U.S. Patent and Trade Office on August 26th, 2022. As the Company’s business develops, we may file more trademarks and possibly patents.

Litigation

The Company has not been involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, the conduct of its business activities, or otherwise.

The Company’s Property

The Company currently owns no real property. At this time, management has no plans to procure office space or other real property.  Post lockdowns from Covid, many tech companies have chosen to be entirely remote.  The Company continues to operate as a remote company and believes this provides savings on operational costs.

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ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion relates to Legion Works’ financial condition and results of operations and includes audited financial data through December 31, 2024 and should be read in conjunction with our financial statements and the related notes included in this annual report. The discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements

Overview

Legion Works, Inc. was incorporated on November 20, 2019, as a Delaware corporation.  The Company was formed for the purpose of building and buying online software products, and aiming to grow these products through a combination of product development, sales and marketing. The Company aims to find and develop business opportunities primarily in online software, including, but not limited to, marketing and sales software tools as well as e-commerce and online marketplaces. Since the Company’s founding, the technology market dynamics and opportunities have changed.  While its original focus was on Software as a Service (“SaaS”), the cost of acquiring and developing SaaS products as well as the time required to reach sustainable revenue levels means the Company has had to regularly evolve its focus.  The Company has had to remain flexible to changing market dynamics in seeking online opportunities that it believes are ripe for innovation, where it believes it has the expertise to pursue such opportunities, and where it can afford to execute products and businesses given its current resources.

During 2024, management focused on day-to-day operations of the Company and each of its subsidiaries,  working to stabilize the revenue and sales levels of its subsidiaries in a challenging market, negotiating and executing the sale of certain assets of its Growth Collective subsidiary, conducting R&D on existing and exploring new products, and managing its reporting responsibilities under Regulation A+ and generally accepted accounting principles.  Additionally, given the Company’s challenges in raising additional capital in late 2023 and early 2024, the Company took proactive measures to streamline its efforts and focus on fewer products.  As part of this, management re-structured certain team members within its subsidiaries, and therefore the work applicable to a new subsidiary, Expedition Community Inc., and new product, Mighty, slowed considerably. The Company did, however, dedicate time and resources to R&D on two new products within Expedition Community Inc., which Management deemed to require less resources to get to market.

In June 2024, the Company sold certain assets of its subsidiary Growth Collective.  As part of this sale, the Company retained the technology platform behind Growth Collective.  Per the terms of the transaction, the corporate name of the subsidiary was changed from Growth Collective Solutions, Inc. to Expedition Community Inc. Management used the proceeds from the partial sale of assets of Growth Collective to support the research and development of new products or services, as mentioned in the paragraph above. For details regarding this sale, see below “Liquidity and Capital Resources.”

Company’s management has continued to focus its resources on the subsidiaries and products it deems to have the best chance of achieving profitable growth and a return on capital investment.  Additionally, the Company has continued its research and development efforts to determine where to allocate its development and sales/marketing time and resources across established products, beta products, and wholly new products.

Management and the Board of Directors decided in the first half of 2024 to close its subsidiary Convert More Solutions, Inc.  Management and the Board of Directors determined that completing the technology (OnboardFlow) within this subsidiary and bringing it to market at scale would require significant additional resources that would be better spent on other products and subsidiaries.

Our ability to continue as a going concern is dependent on the Company’s ability to grow its revenue and generate sufficient cash flows from operations to meet its obligations and/or obtaining additional financing from its shareholders or other sources, as may be required. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern; however, the above condition raises the risk that the Company may not continue as a going concern.

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Results of Operations for the Fiscal Year Ended December 31, 2024 Compared to Fiscal Year Ended December 31, 2023

Revenues

The Company’s revenue for FYE 2024 and FYE 2023 was $1,375,242 and $2,195,331, respectively. The Company saw a 37% decrease in revenue due to a decrease in business and to the sale of assets of Growth Collective partway through the year. While the Company had forecasted some of these concerns in previous filings, it had underestimated the scope.

Revenue Recognition

Revenue is recognized when performance obligations under the terms of the contracts with our customers are satisfied. The contracts are monthly. However, based upon management’s analysis of the subscriber contracts, historically, the contracts for its software products are renewed on average over a seven-to-twelve-month period. The Company also recognizes revenue from the sale, leasing or licensing of software, which is accounted for as a long-term contract if significant customization or modification is involved. Otherwise, revenue from the sale, leasing or licensing of software will be recognized when there is persuasive evidence an arrangement exists, delivery has occurred, the Company’s price is fixed or determinable, and collection of the sales price is probable. The Company also recognizes revenue from the monetization of its platform applications once performance obligations as required under our customers’ contracts have been satisfied.

Sources of Revenue

The Company generates revenues by allowing its customers to use multiple interactive software platforms or online websites, including Hello Bar, Subscribers, Dealify and Growth Collective. Net decrease in revenue of $820,089 was comprised of Hello Bar (decrease by $153,380), Growth Collective (decrease by $482,225) and Dealify (net decrease by $181,304).  As stated above, The Company closed its subsidiary Convert More, which did not contribute any revenue during FYE 2024 (net decrease by $3,180).

The Company’s revenue has been impacted by macro-economic trends during FYE 2024. Overall, with uncertainties about the economy and a possible recession, we continued to see reduced marketing spending from our customers.  Given that our tools are primarily for marketers, this meant lower conversion rates and a decline in revenue within each of our subsidiaries.  At the end of 2024, it was common for U.S. based customers and partners to express that they were waiting for the results of the presidential elections before making budget decisions heading into 2025. See “Key Trends” below.

Many of the Company’s customers are start-ups or agencies that serve start-ups. Our customers were impacted by a lag in venture capital investing in 2024, which meant that many of these customers were unable to raise additional capital and also suffered from revenue headwinds. This resulted in slower acquisition rates of new customers, reductions in revenue per customer, and higher rates of attrition.

Simultaneously, a number of well-funded competitors aggressively targeted the Company’s subsidiaries, pursuing subsidiary keywords, driving up the cost of paid acquisition, and offering competitive features or services. Finally, many advertising partners started sending lower quality traffic, resulting in lower conversion rates (the percentage of website visitors who purchase a product). The Company worked hard in an attempt to work with these partners to increase the quality of the traffic, but these efforts were met with limited help from those partners.

When combined, these dynamics and the Company’s inability to raise additional capital resulted in a reduction of overall sales and marketing budgets.

FYE 2024 also saw a reduction in organic traffic to our subsidiaries Hello Bar, Subscribers and Dealify. This was likely due to multiple factors, such as a general decline in the number of people using search engines to search (versus AI tools such as ChatGPT), efforts by our competitors to target our keywords, and Google algorithm changes that affected our organic traffic and referring domains and websites.

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Despite these challenges, management tested various paid and organic marketing channels, and management maintained its focus on search engine optimization, efficient paid social and search ads, email marketing, business partnerships with other platforms, and outbound sales.  Management is heavily involved in the planning and execution of these efforts.

Finally, management spent a significant portion of its time on non-revenue generating activities during 2024 given its many general corporate and compliance responsibilities under Regulation A+.

In sum, given market and macroeconomic challenges, financial impacts to customers, limited funds raised, and aggressive competitor activity, the Company did not achieve the revenue levels planned by management. Unlike some competitors in the industry and market, management is disciplined in the Company’s spending.  Consequently, we believe we have the capital to continue to execute our business plan.

Hello Bar continues to be marginally profitable although those profit levels have been reduced. Dealify remains in “startup” phase, and the subsidiary has been challenged by changes in Facebook’s advertising, resulting in lower quality traffic. The Growth Collective subsidiary sold a portion of its assets to a competitor. The remaining subsidiary and assets, now known as Expedition Community Inc, are currently in a research and development or “startup” phase for new products. Management expects to see further losses for the foreseeable future while we look to stabilize our current products, consider new products, and explore go-to-market strategies for new markets.

Operating Expenses

Operating expenses for FYE 2024 were $2,218,396 compared to $2,981,441 for FYE 2023.

Payroll Fees and Taxes

We saw a decrease in payroll fees and taxes during FYE 2024 compared to FYE 2023 which amounted to $65,335 and $109,807, respectively, largely due to moving from full-time employees to hiring contractors instead.

Salaries and Wages

The Company’s largest expense was salaries and wages, incurring $1,019,549 during FYE 2024 compared to $1,636,086 during FYE 2023. Despite challenges in the tech market, high inflation, and the increased cost of living, the salaries required to attract and retain talented individuals in the tech industry remain relatively high. Management and key employees did not receive salary increases in 2024, and the Company lowered its overall salaries and wages in the first half of 2024. Also, The Company hired contractors instead of full-time employees, which contributed to lower salaries and wages in 2024.

Advertising and Marketing

The Company reduced advertising and marketing expenses from $345,165 in FYE 2023 to $227,659 in FYE 2024. This was largely attributable to the sale of Growth Collective’s assets, since Growth Collective was advertising on Google. The other factor was Dealify, where conscious efforts were made to make advertising spend more efficient and to reduce inefficient campaigns.

Professional and Legal

We also saw an increase in fees payable for legal and professional services to $204,212 for FYE 2024 compared to $130,192 for FYE 2023. This was due to general corporate legal, as well as legal related to the sale of specific assets of Growth Collective.

Amortization

During FYE 2024, we recognized $594,347 as an incurred expense through amortization of our acquisitions compared to $1,104,177 for FYE 2023.

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Net Income (Loss)

During FYE 2024, the Company had a net income of $5,090, attributable to the sale of Growth Collective’s assets, which resulted in recognition of a non-recurring gain of $1,580,796. Without considering the non-recurring gain, the Company had a lower net loss in FYE 2024 of $1,575,706, compared to a FYE 2023 net loss of $2,334,006. The reduced net loss was mainly due to reduced expenditures as discussed above as well as increased interest and investment income on excess idle funds.

Liquidity and Capital Resources

As of December 31, 2024, the Company had net cash and cash equivalents of $2,608,436 compared to $2,841,934  at FYE 2023. The Company does not generate sufficient revenue to cover all of its operating expenses at this time and does not expect to do so in 2025. Hello Bar generates sufficient revenue for its own operating expenses, and also pays for some of the salaries of Legion Works employees. To date, the Company’s largest source of funding has been the proceeds from its offering under Regulation A, which closed on January 9, 2024. During FYE 2024, the Company sold approximately 4,495 Units for gross proceeds of approximately $11,225. During FYE 2023, the Company sold approximately 36,460 Units for gross proceeds of approximately $130,924. During that same period, 950 warrants were exercised for gross proceeds of approximately $3,088. The proceeds from the Regulation A offering were used to fund the acquisition of Hello Bar, Convert More, Dealify and Growth Collective. As of December 31, 2022 all financial obligations for each of these acquisitions have been fulfilled. For details regarding our acquisitions see Note 4 to the audited financial statements. As of December 31, 2024, Legion owns 100% of Hello Bar, 90% of Expedition, formerly known as Growth Collective, 94% of Dealify and 90% of Convert More.

Net proceeds from the Regulation A capital offering were also used to fund operational efforts at Legion and its subsidiaries during 2024. These proceeds were used to invest in resources and strategies to attempt to grow the Company’s subsidiaries, fund the work required to centralize administrative tasks, to research and develop new products, and to support its legal, compliance and regulatory obligations in connection with Regulation A. During 2024, the Company incurred $204,212 on Professional and Legal expenses and another $35,758 on offering expenses.

Proceeds from the Sale of Growth Collective Assets

On June 18, 2024, the Company sold certain assets of Growth Collective to Toptal, LLC (“Toptal”), for an aggregate sale price of $2,250,000, with $900,000 paid upon closing. The remaining $1,350,000 will be paid in four installments of $337,500 every six months over a twenty-four month period without interest. The first instalment of $337,500 was received on January 3, 2025. The assets sold were composed of domain names; the related website; accounts; lists, including a list of current engagements; leads; contracts; content (i.e., videos, images, audio files); software and source code for the website and related accounts; intangible assets needed to operate the website; operating documents and data needed to operate the business; and related intellectual property. Additionally, the Company entered into a Transition Services Agreement with Toptal under which the Company provided services for no additional consideration except for expenses related to hourly wages paid to independent contractors up to a maximum of $25,000 during the first ninety days, and up to a maximum of $15,000 after ninety days. Copies of the Asset Purchase Agreement and Transition Services Agreement and Amendment No. 1 to the Asset Purchase Agreement are incorporated by reference as Exhibit 6.3 and Exhibit 6.4 to this Annual Report. As of December 31, 2024, the services required under the Transition Services Agreement were completed by the Company. As per the Transition Services Agreement, the Company was reimbursed $40,129 in 2024.

Management intends to use the proceeds from the sale of Growth Collective’s assets to research and potentially develop new products and/or services that it believes the Company may be able to bring to market with its available resources.  At the end of 2024, research and development was focused on a DTC supplement brand and an AI for FAQ software tool.  Any consideration of larger acquisitions would require the Company to raise additional capital or contemplate debt.

The Company believes it has the necessary capital to fund operations for the next twelve months. However, as discussed above, we have observed downward pressure on our revenue due to many of our customers experiencing lower revenues and funding levels, decreased internet traffic, lower return on investment from our paid marketing efforts, less spend on sales and marketing, increased competition, a smaller team and the continued challenge of management being able to balance its time and energy between growth activities and its corporate and compliance responsibilities.  Any change in these factors or the overall economy could have a material impact on our business plan, results of operations and financial condition.

The Company does not have any revolving credit facilities or other debt with which to fund its operations. If the Company is not able to generate enough revenue to fund operations, or to raise enough capital through the sale of its securities, including potential private offerings or debt, we may not be able to implement our business plans unless we obtain additional financing or are able to otherwise generate revenues and profits. There is no assurance that the Company will generate sufficient revenue now, or in the future, to sustain its operations without additional capital or that such funds, if available, will be obtainable on terms satisfactory to the Company.

11

Key Trends

The Company sees continued interest in marketing and sales software products and services in the market.  Management believes this interest will continue as companies look to find new ways to grow and sell their products and services online.  We also see growing trends in other markets where the Company believes it has the skills and experience to execute and in which it believes it can cost effectively bring products to market or make acquisitions.

The economy during 2024 impacted the Company in a number of ways. Overall, broad concerns about the economy resulted in our customers being more hesitant to renew their business with our subsidiaries.  Further, attracting new customers became more difficult and expensive due to increased competition and lower conversion rates given that potential customers have less cash and have found it more difficult to raise capital.  Continued changes across marketing platforms such as Google and Meta have increased the costs of acquiring new customers.  Moreover, we have found that hiring employees, especially those having strong leadership skills and experience, has been difficult.  While we have not provided salary increases to management or key employees, management recognizes that these employees face cost pressures from continued high inflation and personal and family obligations that may require them to seek out opportunities that pay higher salaries.  We are also seeing increased costs related to health care and other benefits that we provide our employees as part of our effort to hire and retain them.

The Company – and its ability to generate revenue – continued to be adversely impacted by changes made by Facebook, Google, and Apple with respect to tracking internet activity and privacy. The cost of paid ads on Facebook and Google remained high in 2024, increasing the cost of acquiring new customers. Organic marketing techniques, such as Search Engine Optimization, were impacted by increased competition for keywords the business has historically ranked for, algorithmic changes by Google, and behavior changes stemming from the rise of AI and platforms like ChatGPT. Management believes these impacts to organic and inorganic customer acquisition were widespread across markets and industries and not isolated to the business itself. In fact, several prominent businesses, such as Hubspot, one of the most successful marketing companies in the world, saw an 80% decline in organic traffic in 2024 due to the aforementioned factors.

In addition, we are seeing the impact of AI (Artificial Intelligence) in our various markets.  In 2024 Management decided that it needed to more rapidly embrace AI.  The Company focused on leveraging AIto increase productivity in its marketing, research and technology development efforts.  The company also considered what AI features it could add to existing products and what new AI products it could bring to market. The latter led the Company to begin the R&D of an AI tool for questions and answers for websites.

The Company was unable to achieve its fundraising target in its most recent fundraising efforts in 2023 and early 2024.  For this reason, the Company had to reduce marketing spend and exercise strong judgment in how best to deploy its time and money.  Management ultimately decided in 2024 that its efforts would be better spent on current products and R&D of new products rather than considering acquisitions.  While the Company worked diligently in R&D to create new products, these products were not yet producing revenue in 2024.

While the Company faced significant market challenges in 2024, it also believes its overall business plan and managerial discipline position it well to navigate these challenges. The Company believes that its leadership team has experience navigating market uncertainties, since they have built companies in both markets fueled by tailwinds and challenged by headwinds.

The Company believes that the challenges of 2024 continue to exist in 2025.  Management observed renewed optimism in the first quarter of 2025 after the presidential election in 2024. At that time, it seemed that companies were beginning to invest in marketing and sales efforts once again.  However, more recent government actions in the U.S. has created concerns about 2025.  On a macro level, the Company has concerns that there is now an increased likelihood for recession.  This could have an impact on the Company’s ability to attract and retain customers as well as to raise additional capital.  Further, the Company has customers in e-commerce as well as agencies and other companies that serve e-commerce websites and brands.  Given that many of these companies rely on international supply chains, the Company is concerned that some of its customers will need to reduce their marketing spend and/or shutter. Given these concerns, the Company has been attempting to expand its efforts in Germany and Europe.  It has been trying to establish partnerships with European companies, considering the acquisition of European based businesses that may be less impacted by current trade confusion in the U.S., and exploring opportunities to grow its marketing and operations in Europe.   The Company remains committed to its mission and continues to balance resources spent on stabilizing and growing existing products while considering the development and/or go-to-market of new products and/or services that it believes will strengthen its position in the market.

12

ITEM 3. DIRECTORS AND OFFICERS

The company’s executive officers and directors are as follow:

Name	Position	Age	Term of Office (if indefinite, date appointed)	Approximate hours per week if part-time

Executive Officers:

Ryan Bettencourt	CEO, CFO and Secretary	50	November 2019 to present	Full time

Caleb Green	COO	40	April 2022	Full time

Mayuresh Gotkhindikar	CTO	39	October 2024 to present	Full time

Grant Bostrom	Head of Ventures	44	November 2019 to present	Full time

Directors:

Ryan Bettencourt	Director	50	November 2019 to present

Michael Kamo	Chairman of the Board	39	November 2019 to present

Ryan Bettencourt, CEO, CFO, Secretary and Director

Ryan Bettencourt has been the Company’s CEO, CFO, Secretary and Director since its inception in November 2019. Beginning January 2019, Ryan served as co-founder and CEO of Hello Bar LLC. After the Company acquired Hello Bar in January 2021, Ryan became Chairman of the Board of Hello Bar, a role in which he continues to serve. From January 2018 to January of 2019 Ryan was the Head of Product for One Vigor, a media distribution company and the GM of Edisen, a spinoff product/company, both of which are owned by Vigor Systems, Inc. From June 2014 through February 2018 Ryan was the CEO of Cursive Labs, LLC, a Venture Studio formed to develop multiple companies. Ryan was the CEO and founder of Spoutable, LLC, an ad tech platform owned by Cursive Labs, LLC. Spoutable was acquired by Proper Media in 2018. From 2012-2014 Ryan was the VP, Digital for Saban Brands. Ryan joined Saban Brands after his former company was acquired by Saban. From 2008-2012 Ryan was Co-Founder/President of KidZui, Inc., a leading internet browser for children, which was also acquired by Saban Brands. Ryan has his MBA, Magna Cum Laude, from Babson College where he was a Babson Fellow and his BA, Cum Laude, from the University of San Francisco.

Caleb Green, Chief Operating Officer

In April, 2022 Caleb Green joined Legion as its Chief Operating Officer. With more than a decade of experience at hyper-growth technology, marketplace, and media businesses, Caleb will focus on growing Legion's businesses and improving overall scalability. Caleb most recently served as the Head of Internal Operations at Snagajob, the world's largest marketplace for hourly work. Caleb joined Snagajob in January 2015, and variously led the Strategy, Operations, and Financial Planning teams. In his role at Snagajob, he was responsible for spearheading numerous strategic initiatives, including product launches and M&A integrations. Prior to Snagajob, Caleb managed video publishing and growth at Vox Media, where he tripled audience viewership at brands like Eater, The Verge, Vox.com, and Polygon. Caleb's entrepreneurial spirit runs deep, and during his early career he founded or co-founded two technology/media companies. Caleb has an MA from the University of Chicago and a BA from the University of Pennsylvania.

13

Mayuresh Gotkhindikar, Chief Technology Officer

Mayuresh Gotkhindikar joined Legion in October 2024. He possesses 17 years of experience in technology and development across industries as diverse as Health, Finance, Fashion, Education, and Consumer Technology. Most recently he served in product / technology leadership roles at The Fitting Room, Varivas Community, EkSAQ India, Spring Money, and CTO Bridge. Mayuresh is a product-oriented tech leader with specific experience and expertise in AI, including generative AI, Summarization, Personalization and more.  He has built numerous tech platforms and applications from scratch, including web, cloud, SaaS, and AI.  He holds a Bachelor’s of Engineering degree from Vishwakarma Institute of Technology.

Grant Bostrom, Head of Ventures

Grant Bostrom has been Head of Ventures for the Company since inception in November 2019. Since 2017, Grant has been the Founder and CEO of Hellaworks, Inc. and its flagship product TapHype. Grant reduced his role in Hellaworks in November 2019 to focus most of his energies on Legion. From July 2014 to June 2017 Grant was a Co-Founder of Cursive Labs, LLC and served as Head of Product and Business Development for Spoutable, LLC. Between August 2009 and December 2013, Grant was the Head of Business Development and Special Projects for KidZui. Grant has an MBA from San Diego State University, a Masters in Advertising from the University of Texas at Austin and a BA from UCLA.

Michael Kamo, Chairman of the Board of Directors

Michael Kamo has been the Chairman of the Board of Directors since its inception in November 2019 and served as the Company’s COO from inception until April 29, 2022. Beginning October 2017 to the present, Mike has been the Co-Founder and CEO of Neil Patel Digital, LLC, a digital agency. From October 2016 to January 2019, he was the Co-Founder and CEO of Hello Bar LLC. From January 2011 to December 2016, Mike was Founder and CEO of Stride App LLC and was a content entrepreneur along with Neil Patel. In 2013, Mike, who was then known by the name Michael Kamfiroozie, and Kore Services, LLC (“Kore”), doing business as Auto Debt Consulting, a company he owned, and the principal of another California-based company, NAFSO VLM, Inc. (“NAFSO”), entered into a stipulated order with the Federal Trade Commission (“FTC”), related to motor vehicle loan assistance products and services. The FTC’s allegations, which were neither admitted nor denied by the defendants, alleged that the defendants made false and misleading statements that they would obtain for consumers loan modifications that would make auto loans more affordable or consumers would receive a refund. The settlement bans the defendants from providing any type of motor vehicle debt relief service; prohibits them from making misrepresentations about any other financial related product or service they market; and requires them to support claims with competent and reliable evidence. The FTC settlement included a $279,728 judgment, which was paid by Kore and NAFSO. In 2017, Mike legally changed his name from Michael Kamfiroozie to Michael Kamo.

14

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2024, we compensated our three highest paid executive officers as follows:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Ryan Bettencourt	CEO, CFO and Secretary	$272,000	$9,600	$281,600
Caleb Green	Chief Operating Officer	$225,000	$0	$225,000
Grant Bostrom	Head of Ventures	$120,000	0	$120,000

________

Ryan Bettencourt and the Board of Directors agreed in mid-2024 to reduce his salary to be consistent with his 2022 salary. This was done part way through 2024.

Except as described below, the Company does not have employment agreements with its executive officers at this time.  The Company's subsidiary, Legion Works GmbH, has a Managing Director's Service Agreement with Ryan Bettencourt. The agreement is a market standard agreement under which Mr. Bettencourt is paid €80,000. The subsidiary also pays up to €800 per month for the leasing, insurance and maintenance of a company car for Mr. Bettencourt.  Both amounts are included in his total compensation above.

Our board of directors did not receive compensation for their board service for the fiscal year ended December 31, 2024, but may be reimbursed for reasonable expenses incurred while performing their duties in that capacity. There were two persons serving in that group during fiscal 2024 – Ryan Bettencourt and Michael Kamo.

Employment Agreement

As shown in the table above, Caleb Green, our COO, received $225,000 base salary, but otherwise the terms of his employment agreement were not changed. As previously disclosed in our 2022 Annual Report on Form 1-K, Caleb Green has an employment agreement with the Company under which he receives a base salary of $200,000 per year (increased to $225,000 for 2023) with an annual bonus up to a maximum of $85,000 based upon the Company achieving certain annual revenue goals. The agreement also gives him the right to service-based equity compensation earning up to 1.5% of the Company’s Super Voting Common Stock outstanding as of May 1, 2022, which amounts to 204,528 shares of Super Voting Common Stock that will vest quarterly over four (4) years at a rate of 0.09375% or 12,766 shares per quarter. In the event of a change of control of the Company, Caleb’s service-based equity will accelerate and become fully vested. He can also earn performance-based equity compensation equal to 1% of equity at a rate of 0.25% each time the Company achieves $5,000,000, $10,000,000, $15,000,000 and $20,000,000 revenues based on the Company’s twelve (12) month consolidated revenues. If the Company has a change of control, Caleb’s performance-based equity will accelerate and become fully vested to the next revenue level. The agreement provides for a three-month severance package comprising base salary and health benefits, and forfeiture of unvested equity, if the Company terminates him without cause. The agreement also covers confidentiality and the Company’s proprietary rights over work product. For details see Exhibit 6.5 incorporated by reference as an exhibit to this Annual Report.

15

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table sets out, as of April 1, 2025, Legion Work’s voting securities that are owned by our executive officers, directors and other persons holding more than 10% of the Company’s voting securities.

Name and Address of Beneficial Owner(1)	Class of securities	Amount and nature of beneficial ownership (3)		Amount and nature of beneficial ownership acquirable		Percent of class
Ryan Bettencourt	Super Voting Common Stock (2)	2,350,000				25.13%
	Voting Common Stock	800				>1%

Michael Kamo	Super Voting Common Stock (3)	5,860,000				62.67%
	Voting Common Stock	800				>1%

Directors and Officers as a group (4 persons in this group)	Super Voting Common Stock	8,838,396	(4)	51,132	(5)	94.53%
Directors and Officers as a group (4 persons in this group)	Voting Common Stock	1,600				>1%

(1)	The address of all beneficial owners is 4275 Executive Square, Suite 200, La Jolla, CA 92037.

(2)

The Company’s Super Voting Common Stock is entitled to 4 votes per share. As of April 1, 2025, 9,350,000 shares of Super Voting Common Stock were outstanding, including shares subject to vesting as reflected in the table above. The Company’s Voting Common Stock is entitled to one vote per share. As of April 1, 2025, 4,705,935 shares of Voting Common Stock were outstanding.

(3)	Messrs. Bettencourt and Kamo purchased their shares of Voting Common Stock through the Company’s Regulation A offering.

(4)

Includes 153,396 shares of Super Voting Common Stock that vested under Mr. Green’s employment agreement. This amount excludes the remaining 51,132 shares of Super Voting Common Stock that will vest quarterly over the next one (1) year at a rate of 0.09375% or 12,766 shares per quarter. For details, see “Compensation of Directors and Executive Officers – Employment Agreement.”

(5)

This column excludes 1.5% of Super Voting Common Stock, or 93,500 shares, assuming the number of outstanding shares remains the same, which will vest depending on the Company achieving certain revenue goals in the future. See “Compensation of Directors and Executive Officers – Employment Agreement.”

16

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

None

ITEM 6. OTHER INFORMATION

None.

17

ITEM 7. FINANCIAL STATEMENTS

LEGION WORKS, INC AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2024 AND 2023

18

LEGION WORKS, INC AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECMBER 31, 2024 AND 2023

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Alan T. Schiffman, CPA, PC

Financial Strategists Business Consultants

1166 Dimock Lane Naples, FL 34110

Telephone 239-595-0314; Fax 239-594-7984

Email: ats@naplescpa.net Website: alantschiffman.com

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors of

Legion Works, Inc.

La Jolla, California

Opinion

We have audited the accompanying financial statements of Legion Works, Inc (A Delaware Company) and Subsidiaries (collectively referred to as the “Company”, “we”, “us”, or “our”), which comprise of the Consolidated Balance Sheets as of December 31, 2024 and 2023, and the related Consolidated Statements of Operations, Consolidated Statements of Changes in Stockholders’ Equity (Deficit), and Consolidated Statements of Cash Flows for the two years ended December 31, 2024, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Legion Works, Inc. and Subsidiaries as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the period then ended, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of The Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the ability of The Company to continue as a going concern within one year after the date that the financial statements are available to be issued. As discussed in Note 13.

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Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the company’s ability to continue as a going concern for a reasonable period of time.

•	The auditor has not been engaged to communicate key audit matters.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Substantial Doubt About the Entity's Ability to Continue as a Going Concern

As discussed in Note 13 certain conditions indicate that the Company may not be able to continue as a going concern. The accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

/s/ Alan T. Schiffman, CPA PC

ALAN T. SCHIFFMAN, CPA PC

Certified Public Accountants

April 15, 2025

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LEGION WORKS, INC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2024 AND DECEMBER 31, 2023

ASSETS	2024	2023
Current Assets:
Cash and cash equivalents	$2,608,436	$2,841,934
Accounts receivable, net	41,435	32,813
Prepaid expenses	6,269	4,643
Interest on notes receivable	155,121	0
Note receivable (current portion)	643,199	0
Total Current Assets	3,454,461	2,879,390

Non Current Assets:
Intangible assets	3,584,025	4,520,450
(Less accumulated amortization)	(2,686,489)	(2,801,596)
Note receivable	289,301	0
Total Non Current Assets	1,186,837	1,718,854

Other Assets:
Property plant and equipment	20,178	20,178
(Less accumulated depreciation)	(14,736)	(12,014)
Total Other Assets	5,442	8,164

TOTAL ASSETS	4,646,740	4,606,408

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	70,149	60,617
Accrued payroll	6,899	17,986
Deferred revenue	69,640	42,481
Other current liabilities	62,582	60,926
Total Current Liabilities	209,271	182,010

TOTAL LIABILITIES	209,271	182,010

Minority interests in earnings of subsidiaries	(182,878)	(148,834)

Stockholders' Equity:
Super Voting Common Stock, $0.0001 Par Value; 20,000,000 Shares Authorized; 9,350,000, Issued and outstanding as of December 31, 2024 and December 2023.	935	935
Voting Common Stock, $0.0001 Par Value; ; 80,000,000 Units Authorized; 4,705,935 and 4,701,440 Issued and Outstanding, as of December 31, 2024 and December 2023, respectively.	470	470
Additional paid-in capital, net of capital raise expenses	10,684,188	10,708,721
Retained earnings	(6,065,246)	(6,136,894)
TOTAL STOCKHOLDERS' EQUITY	4,620,348	4,573,232

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,646,740	$4,606,408

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LEGION WORKS, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND DECEMBER 31, 2023

	2024	2023

REVENUE
Revenue	$1,375,242	$2,195,331
Cost of Revenue	303,214	499,218

GROSS PROFIT	1,072,029	1,696,113

OPERATING EXPENSES
Advertising and marketing	227,659	345,165
Bank charges and fees	12,801	2,758
Compensation and related costs	65,335	109,807
Contractors	361,849	407,653
Dues and subscriptions	206,794	255,477
General and administrative	36,575	403
Insurance	42,145	29,326
Office supplies and software	24,232	34,741
Professional and legal	204,212	130,192
Rent	2,433	3,438
Salaries and wages	1,019,549	1,636,086
Transportation	14,810	26,395
TOTAL EXPENSES	2,218,396	2,981,441

OTHER (INCOME) & EXPENSES
Interest income	(155,443)	(38,273)
Interest expense	0	624
Investment income	(103,099)	(9,823)
Foreign currency translation (gain) loss	2,954	8,758
Depreciation	2,721	2,721
Amortization	594,347	1,104,177
Other income	(13,444)	(5,396)
Loss on liquidation of subsidiary	67,500	0
Reserve for losses, disolved entity	0	4,522
Franchise and other taxes	73,312	52,333
Minority interest in earnings of subsidiaries	(39,507)	(70,965)

TOTAL OTHER (INCOME) & EXPENSES	429,340	1,048,678

Loss before non-recurring sale of certain assets	(1,575,706)	(2,334,006)

Income from the sale of certain assets (non-recurring)	1,580,796	0

NET INCOME/(LOSS)	$5,090	$(2,334,006)

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LEGION WORKS, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

	Number of shares	Super Voting Common Stock	Number of shares	Voting Common Stock	Additional paid-in capital	Retained Earnings	Total

BALANCE, DECEMBER 31, 2022	9,350,000	$935	4,364,646	$436	$10,712,402	$(3,802,888)	$6,910,885

Issuance of shares			336,794	34	122,002		122,036

Net loss from operations						(2,334,006)	(2,334,006)

Cost of raising capital					(125,683)		(125,683)

BALANCE, DECEMBER 31, 2023	9,350,000	935	4,701,440	470	10,708,721	(6,136,894)	4,573,232

Issuance of shares			4,495	0	11,225		11,226

Net income/(loss) from operations						5,090	5,090

Termination of subsidiary						66,559	66,559

Cost of raising capital					(35,758)		(35,758)

BALANCE, DECEMBER 31, 2024	9,350,000	$935	4,705,935	$470	$10,684,188	$(6,065,246)	$4,620,348

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LEGION WORKS, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASHFLOWS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income/(Loss)	$5,090	$(2,334,006)
Adjustments to reconcile net income to cash provided by
operating activities:
Income from the sale of certain assets (non-recurring)	(1,580,796)	0
Loss on liquidation of subsidiary	67,500	0
Depreciation	2,721	2,721
Amortization	594,347	1,104,177
Minority interests in earnings of subsidiaries	(39,507)	(70,965)
Changes in operating assets and liabilities:
(Increase)/Decrease in current assets	(160,848)	(8,815)
Increase (Decrease) in current liabilities	27,261	(132,433)
Net cash provided by (utilized in) operating activities	(1,084,233)	(1,439,321)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash from sale of certain assets (non-recurring)	900,000	0
Intangible assets	(24,732)	(401,981)
Net cash provided by (used in) investing activities	875,268	(401,981)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	0	(3,647)
Additional paid-in capital, net of capital raise expenses	(24,533)	0
Net cash provided by (used in) financing activities	(24,532)	(3,647)

Net (decrease)/increase in cash and cash equivalents	(233,498)	(1,844,949)

Cash and cash equivalents, beginning of period	2,841,934	4,686,883

Cash and cash equivalents, end of period	$2,608,436	$2,841,934

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LEGION WORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

NOTE 1 - SUMMARY OF ORGANIZATION

ORGANIZATION

Legion Works, Inc. (the Company) is organized as an information technology software development and acquisition company incorporated as a Delaware corporation and located in San Diego, California. The Company was formed for the purpose of building and buying online software products, and aiming to grow these products through a combination of product development, sales and marketing. The Company aims to find and develop business opportunities primarily in online software, including, but not limited to, marketing and sales software tools as well as e-commerce and online marketplaces. Since the Company’s founding, the technology market dynamics and opportunities have changed. While its original focus was on Software as a Service (SaaS), the cost of acquiring and developing SaaS products as well as the time required to reach sustainable revenue levels means the company has had to regularly evolve its focus. The Company has had to remain flexible to changing market dynamics in seeking online opportunities that it believes are ripe for innovation, where it believes it has the expertise to pursue such opportunities, and where it can afford to execute products and businesses given its current resources. As an example, the Company expanded its focus to include marketplace and e-commerce businesses, as it believed that such businesses would be more affordable to operate and scale. The Company has been centralizing operations and adding sales, marketing and product initiatives at its subsidiaries. The Company’s management will continue to focus its resources on the subsidiaries and products it deems to have the best chance of achieving profitable growth and a return on its capital investment. Additionally, the Company continues its research and development efforts to determine where to allocate its development and sales/marketing time and resources across established products, beta products, and wholly new products. The Company was incorporated on November 20, 2019 as a Delaware Corporation. The Company’s corporate year-end is December 31.

Since November 20, 2019 (inception), the Company has relied upon its shareholders equity and sales of certain assets (see Note 14) to fund cash flow to pay for operating expenses and other obligations. For the period from inception to December 31, 2024, the Company has generated losses aggregating $6,065,246. These matters do raise concern about the Company’s ability to continue as a going concern (see Note 12). There can be no assurance that the Company will successfully be able to continue raising capital and to generate profitable operations to sustain operations.

The Company is considered an emerging growth company under Section 101(a) of the Jumpstart Business Act as it is an issuer that had total annual gross revenues of less than $1 billion during its most recently completed fiscal period. Because the Company is an emerging growth company, the Company has an exemption from Section 404(b) of Sarbanes-Oxley Act of 2002 and Section 14A(a) and (b) of the Securities Exchange Act of 1934. Under Section 404(b), the Company is exempt from the internal control assessment required by subsection (a) that requires each independent auditor that prepares or issues the audit report for the issuer shall attest to, and report on, the assessment made by the management of the issuer.

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LEGION WORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

The consolidated financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. The consolidated financial statements may require the use of estimates and assumptions that affect the assets and liabilities reported in the financial statements, as well as amounts included in the notes thereto, including discussion and disclosure of contingent liabilities. Although the Company uses its best estimates and judgments, actual results could differ from these estimates as future confirming events occur. All intercompany transactions and accounts have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Significant estimates inherent in the preparation of the accompanying financial statements include valuation of provision for refunds and chargebacks, equity transactions and contingencies.

RISKS AND UNCERTAINTIES

The Company has a limited operating history. The Company's business and operations are sensitive to general business and economic conditions. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, technology changes or disruption, changes to the cost of acquiring customers, competition or changes in consumer taste. These adverse conditions could affect the Company's financial condition and the results of its operations.

CONCENTRATION OF CREDIT RISK

The Company maintains its cash with a financial institution located in the United States of America, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. The Company maintains balances in excess of the federally insured limits.

CASH AND CASH EQUIVALENTS

The Company considers short-term, highly liquid investment with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company’s checking account and online payment platforms. As of December 31, 2024 and December 31, 2023, the Company had $2,608,436 and $2,841,934 of cash on hand, respectively.

PROPERTY AND EQUIPMENT

Property and equipment are initially recorded at cost and subsequently measured at cost less accumulated depreciation. Depreciation is recognized in Consolidated Statements of Operations and is provided over the estimated useful life of the assets as follow:

Computer Equipment	- 5 years straight line
Servers	- 10 years straight line
Software	- 3 years straight line

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LEGION WORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

RECEIVABLES AND CREDIT POLICY

Based upon monthly contracts, (see discussion below), the Company sells subscriptions to use the various software application platforms. Trade receivables from subscribing customer contracts are uncollateralized customer obligations due under normal trade terms, primarily requiring pre-payment before services are rendered. Trade receivables will be stated at the amount billed to the customer. Payments of trade receivables will be allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoice. The Company, by policy, routinely assesses the financial strength of its customers. As a result, the Company believes that its accounts receivable credit risk exposure is limited, and it has not experienced any write-downs in its accounts receivable balances.

INTANGIBLE ASSETS

SOFTWARE RESEARCH AND DEVELOPMENT COSTS

The Company develops, maintains and evolves websites and web applications (software) to support its revenue efforts in the market.  During 2024, the company continued to develop a Freelance Marketplace Web Application, which it used to generate revenue for one of its subsidiaries. This web application is a marketplace web application that connects companies with freelance talent and includes a database, proprietary matching algorithms, billing and payment processing and features that enable clients and freelancers to connect via chat and virtual phone calls.  In 2024, the Company sold specific assets of the subsidiary for which this Freelance Marketplace Web Application was developed.  As part of that transaction, the Company retained the Freelance Marketplace Web Application.  Management believes this Marketplace Web Application continues to have value and has considered and is considering whether the platform can or should be repurposed for other industries within the resources it has available. Finally, as part of the transaction, the Company changed the name of this subsidiary from Growth Collective Solutions, Inc. to Expedition Community, Inc.

During 2023 and 2024, the Company also developed an early version of an online marketplace for athletes to earn money in an NIL compliant manner and an online community for growth marketing leaders.  The Company had plans to launch both of these products to market and took initial steps to do so.  However, given that the Company saw limited success in raising capital in 2023 and 2024, Management decided it would be best to limit further efforts on these products so it could focus on current products and other products which it believes will require less resources to successfully get to market.

During 2024, the Company conducted additional research and development on two new products.  These efforts were conducted within the Expedition Community, Inc subsidiary.  The first product started as an AI tool for predictive lead generation but then evolved into an AI-driven question and answer platform for websites.  The other product is a “Direct To Consumer” product in the supplements space.  As of December 31, 2024, both of these products continue to be in the research and development phase. The Company hopes these products can be monetized and commercialized during 2025, but this is subject to numerous internal and external variables and cannot be assured.

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LEGION WORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

The Company's other current software offerings include a web application for website owners to help convert website visitors into customers and leads, a web application to enable website owners to send web push notifications, and an e-commerce marketplace to help software developers earn initial customers through lifetime deals. 2024 saw the continued development and adoption of Artificial Intelligence technologies, which the Company believes creates both opportunities and challenges for these software offerings. The Company is evaluating the viability of creating AI products or adding AI into its existing products based on its current resources.  In compliance with ASC 730-10, Research and Development expenditures, the Company capitalized and carries forward as assets, the costs to purchase and or develop multiple interactive software platforms, monetized through contract subscription revenues. Research is the planned efforts of a company to discover new information that will help create a new product or service. Development takes the findings generated by research and formulates a plan to create the desired platform Apps. The Company applies the GAAP capitalization requirements of the “waterfall” approach which includes a specific sequential order of Plan, Design, Coding/development, Testing and Software release.

Costs incurred in connection with the development of software products are accounted for in accordance with ASC 985-20, Costs of Software to Be Sold, Leased or Marketed. Costs incurred prior to the establishment of technological feasibility are charged to research and development expenses. Software development costs are capitalized after a product is determined to be technologically feasible and in the process of being developed for market. Capitalization of costs ceases after the general release of the software. Amortization of capitalized software development costs begins upon the release of the software. Capitalized software development costs will be amortized over the estimated life of the related product using the straight-line method.

The Company accounts for costs incurred to develop software for internal use in accordance with ASC 350-40, Internal-Use Software. As required by ASC 350-40, the Company capitalizes the costs incurred during the application development stage, which include costs to design the software configuration and interfaces, coding, installation, and testing.

Revenue from proprietary perpetual (one-time charge) license software is recognized at a point in time at the inception of the arrangement when control transfers to the client, if the software license is distinct from the post-contract support offered by the Company.

The Company monetizes and forecasts the revenues from the multiple platform Apps software and amortizes the aggregate costs of the developmental software asset over the forecasted revenue stream; a matching of the revenue and costs, using the straight-line method, based on estimated useful lives of the asset. Research to determine the economic viability of potential software and the maintenance of the ultimate developed platform is expensive.

DEFERRED SYNDICATION EXPENSE

Financial Accounting Standard Board Accounting Standards Codification number 340-10-S99-1, Other Assets and Deferred Costs, allows specific, incremental costs directly related to securities offerings to be deferred and charged against the gross proceeds of an offering. The Company wrote off deferred syndication expenses, including professional fees, marketing, broker dealer and other related expenses in the amount of $35,758 and $125,683 in December 2024 and December 2023, respectively.

IMPAIRMENT AND FAIR VALUE MEASUREMENTS

Long-lived assets, other than goodwill, are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.  The impairment test is typically based on undiscounted cash flows and, if impaired, the asset is written down to fair value based on either discounted cash flows or appraised values. Goodwill is tested for impairment at least annually, in the fourth quarter and whenever changes in circumstances indicate an impairment may exist. The goodwill impairment test is performed at the reporting unit level, which is generally at the level of or one level below an operating segment

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LEGION WORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework (Topic 820) - Changes to the Disclosure Requirement for Fair Value Measurement. This guidance removes or modifies various disclosures relating to the activity or reconciliation of Level 1, Level 2 and Level 3 fair value measurements. It is effective for interim and annual periods beginning after December 15, 2019. Management evaluated this guidance and there is material impact on the consolidated financial statements.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. The Company determines the fair values of its assets and liabilities based on a fair value hierarchy that includes 3 levels of inputs that may be used to measure fair value. The 3 levels are as follows:

Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 inputs are those other than quoted prices that are observable for the asset or liability, either directly or indirectly.

Level 3 inputs are unobservable inputs for the asset or liability. Unobservable inputs reflect the Company’s own assumptions about the inferences that market participants would use in pricing the asset or liability (including assumptions about risk). Unobservable inputs are developed based on the best information available in the circumstances and may include the Company’s own data.

REVENUE RECOGNITION

The Company adopted Accounting Standards Codification 606, Revenue from Contracts with Customers ("ASC 606"). Revenue is recognized when performance obligations under the terms of the contracts with our customers are satisfied. The contracts are monthly. However, based upon management’s analysis of the subscriber contracts, historically, the contracts are renewed on average over a seven to twelve months period. The Company also recognizes revenue from the sale, leasing or licensing of software, which is accounted for as a long-term contract if significant customization or modification is involved. Otherwise, revenue from the sale, leasing or licensing of software will be recognized when there is persuasive evidence an arrangement exists, delivery has occurred, the Company’s price is fixed or determinable, and collection of the sales price is probable. The Company also recognizes revenue from the monetization of its platform applications once performance obligations as required under our customers’ contracts have been satisfied. For the period ending December 31, 2024, and 2023 the Company generated revenues of $1,375,242 and $2,195,331 respectively.

Hello Bar generates its revenue from different subscription plans offered to its users. Revenue is recognized gradually over the subscription period as the performance obligations are satisfied.

Dealify Inc generates revenue through its platform where third-party affiliates offer products for entrepreneurs. Revenue is recognized when the product is sold, and payment is received.

Growth Collective generates its revenue by connecting businesses with freelance marketing experts and charging platform fees for each other facilitated through the platform in exchange for its use. Revenue is recognized as service is performed. The Freelance Marketplace Web Application generates revenue on a transaction basis when a freelancer and company work together after being connected through the web application. Revenue is recognized at the point in time when the work is completed by the freelancer. Applicable till June 2024 (please refer Note 14)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

INCOME TAXES

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of receivables, inventory, property and equipment, intangible assets, and accrued expenses for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. There is no income tax provision for the company for the period from inception through December 31, 2024, as the company had no taxable income.

The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. As of December 31, 2024, the unrecognized tax benefits accrual was zero.

The Company is a C Corporation under the Internal Revenue Code and a similar section of the state code.

All income tax amounts reflect the use of the liability method under accounting for income taxes. Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes arising primarily from differences between financial and tax reporting purposes. Current year expense represents the amount of income taxes paid, payable or refundable for the period.

Deferred income taxes, net of appropriate valuation allowances, are determined using the tax rates expected to be in effect when the taxes are actually paid. Valuation allowances are recorded against deferred tax assets when it is more likely than not that such assets will not be realized. When an uncertain tax position meets the more likely than not recognition threshold, the position is measured to determine the amount of benefit or expense to recognize in the consolidated financial statements.

The Company’s income tax returns from 2019 to 2023 are subject to review and examination by federal, state and local governmental authorities. As of December 31, 2024, there is no ongoing examination with federal, state and local governmental authorities. To the extent penalties and interest are incurred through an examination, they would be included in the income tax section of the consolidated statements of operations.

TRANSLATION OF NON-U.S. CURRENCY AMOUNTS

Assets and liabilities of non-U.S. subsidiaries that have a local functional currency are translated to U.S. dollars at year-end exchange rates. Translation adjustments are recorded in the balance sheets. Income and expense items are translated at weighted-average rates of exchange prevailing during the year. These transaction gains and losses are included in net income (loss) for the period in which exchange rates change.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

RECENT ACCOUNTING PRONOUNCEMENTS

In October 2021, the FASB issued Accounting Standards Update (ASU) 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. ASU 2021-08 changes the accounting for contract assets and liabilities acquired in a business combination by requiring an acquiring entity to measure contract assets and liabilities in accordance with FASB Accounting Standards Codification (FASB ASC) 606, Revenue from Contracts with Customers. Under current GAAP, an acquirer generally recognizes assets acquired and liabilities assumed in a business combination, including contract assets and contract liabilities arising from revenue contracts with customers and other similar contracts that are accounted for in accordance with FASB ASC 606, at fair value on the acquisition date. Initial fair value measurement for acquired revenue contracts in a business combination can be complex and require significant judgment. Moreover, diversity exists in current practice for determining the fair value of contract liabilities for certain revenue arrangements and stakeholders have raised questions about how to apply FASB ASC 805, Business Combinations, to contracts with a customer acquired in a business combination. To address those issues, ASU 2021-08 requires an acquirer to recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with FASB ASC 606. At the acquisition date, an acquirer should account for the related revenue contracts in accordance with FASB ASC 606 as if it had originated the contracts. For nonpublic entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The amendments in ASU 2021-08 should be applied prospectively to business combinations occurring on or after the effective date of the amendments. Management is currently evaluating the impact of adopting this new guidance on the Company’s consolidated financial statements.

In February 2019, FASB issued ASU No. 2016-02, Leases, that requires organizations that lease assets, referred to as "lessees", to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. ASU 2019-02 will also require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases and will include qualitative and quantitative requirements. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years, and early application is permitted. We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

In June 2019, FASB amended ASU No. 2019-07, Compensation – Stock Compensation, to expand the scope of Topic 718, Compensation – Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, and early application is permitted. The Company has no lease that is over 12 months term as of December 31, 2024. Management does not expect to have a material impact on the consolidated financial statements.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact on our financial statements.

NOTE 3 - CASH CONCENTRATION

The Company maintains funds in a financial institution that is a member of the Federal Deposit Insurance Corporation. As such, funds are insured based on the Federal Reserve limit. The Company has not experienced any losses to date, and management believes it is not exposed to any significant credit risk on the current account balance.

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LEGION WORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

NOTE 4 – PURCHASE OF SUBSIDIARY COMPANIES

ACQUISITIONS

Based upon a Membership Interest Purchase Agreement dated December 29, 2020, the Company purchased one hundred percent (100%) of the outstanding Membership Units of Hello-Bar, LLC for a purchase price of $2,750,000; comprised of cash at closing of $950,000 and a non-interest-bearing Promissory Note in the amount of $1,800,000. The imputed interest on the Promissory Note is $42,805 which reduced the cost of Contracts in process in the amount of $42,805. The purchase price was based upon what the company believed to be market average multiples at the time as well as an Enterprise Valuation prepared by StoneBridge Advisory, Inc.   As a result, the Company’s financial statements include the consolidation of the Company and its subsidiary, Hello-Bar LLC. Hello- Bar, LLC has a valued brand, recognized for its multiple software product platforms and interactive websites, which are utilized by many subscribers. The CEO of the Company was also the CEO of Hello- Bar, LLC, commencing in January 2019.

Based upon a Shareholder Agreement dated March 26, 2021, the Company purchased ninety percent (90%) of the outstanding common stock of Convert More, Inc. for a cash purchase price of $67,500. The purchase price was based upon   management’s determination of fair market values of the acquired assets. As a result, the Company’s financial statements include the consolidation of the Company and its subsidiary, Convert More, Inc. Convert More, Inc. was acquired mainly due to its code base which the seller spent one year developing. (Please refer to Note 13 for further details regarding ConvertMore, Inc.)

Based upon a Shareholder Agreement dated November 5, 2021, the Company purchased ninety four percent (94%) of the outstanding common shares of Dealify, Inc. for a purchase price of $467,280; comprised of cash at closing of $300,000, a non-interest-bearing Promissory Note in the amount of $150,000 and capitalized legal and accounting fees of $16,030 and $1,250, respectively. The imputed interest on the Promissory Note is $215 for the year ended December 31, 2021. The purchase price was based upon the agreement’s value statement in which the buyer ascribed value to the various assets owned by the company. As a result, the Company’s financial statements include the consolidation of the Company and its subsidiary, Dealify, Inc.

Based upon a Stock Purchase Agreement dated November 16, 2021, the Company purchased ninety percent (90%) of the outstanding common shares of Growth Collective Solutions, Inc. for an original cash purchase price of $1,200,000. The initial purchase price was increased by $145,105 by the total cash and net accounts receivable held by Growth Collective, then subsequently decreased by a total of $176,920 for the company’s transaction expense and indebtedness. These adjustments resulted in a net purchase price of $1,168,185 as outlined in the purchase agreement. The acquisition price was also increased by capitalized legal and accounting fees of $8,361 and $1,250, respectively. The purchase price was based upon the agreement’s value statement in which the buyer ascribed value to the various assets owned by the company. As a result, the Company’s financial statements include the consolidation of the Company and its subsidiary, Growth Collective, Inc. (Please refer to Note 14 for further details regarding Growth Collective Solutions, Inc.)

Based upon the Stock Purchase Agreement dated September 22, 2022, the Company purchased one hundred percent (100%) of the outstanding common shares of Legion Works GmbH.

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LEGION WORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

HELLO BAR, LLC

As of December 29, 2020, the Company purchased one hundred percent (100%) of the outstanding Membership Units of Hello-Bar, LLC for a purchase price of $2,750,000; comprised of cash at closing of $950,000 and a non-interest-bearing Promissory Note in the amount of $1,800,000. The Company has also agreed to provide additional working capital in the amount of $50,000. The financial highlights of the purchase transaction are as follows:

HELLO BAR, LLC

Balance Sheet Financial Highlights December 29, 2020

Cash		$56,968
Accounts receivable, net		$-
Contracts in process, net	(a)	$583,805
Subscribers marketing software	(b)	$450,000
App platform software	(c)	$1,250,000
Website	(d)	$35,000
Restrictive covenants	(e)	$20,000
Domain, brand, trademark and other	(f)	$311,422
Total		$2,707,195

(a)

The Company purchased a revenue stream of subscription contracts of subscriber end users of the software. Historically, the monthly contracts automatically renew for a period of from seven to twelve months. As a result, the Company present valued the estimated revenues from such contracts at a market discount rate. Due to the non-interest bearing note payable to Seller, the Company netted the imputed interest of $42,805, against the Contracts in process of $626,610. The Company included the asset on the balance sheet of $581,115 net of $2,690 representing one day amortization.

(b)	The Company acquired and now owns the Subscribers marketing software platform
(c)	The Company acquired multiple interactive software platforms which the Seller developed and maintained over multiple years.
(d)	The Company independently determined the fair value of the Hello-Bar, LLC Website.
(e)	It is the understandings of the purchase transaction, that Seller would abide by certain restrictive covenants, including competition, solicitation, disparagement and other
(f)	Management provided the fair value of the domain, brand, trademarks and other.

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LEGION WORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

CONVERT MORE, INC. (FORMERLY, ONBOARD FLOW LIMITED)

As of March 26, 2021 the company purchased ninety percent (90%) of the common stock of Convert More, Inc. for a purchase price of $67,500. The financial highlights of the purchase transaction are as follows:

CONVERT MORE, INC.

Balance Sheet Financial Highlights

March, 26, 2021

Code base	(a)	$60,000
Domain, brand, trademark and other	(b)	$2,500
Customer database	(c)	$2,500
Content	(d)	$2,500
Total		$67,500

(a)

Convert More’s team has previously developed many products. The Seller spent 1 year building the product. To build what we bought it would have cost more than the purchase price, but we would ascribe $60,000 of the purchase to the code base.

(b)	Management kept the brand/name/URL. Management believes that to be worth $2,500 at the time of acquisition.
(c)	Convert More had a small amount of content that enabled some organic traffic to the site. Management believes that to be worth $2,500 at the time of acquisition.
(d)	Convert More was earning about $200-$250 per month in revenue at the time of acquisition. Retention was strong; therefore 12 months would be another $2,500.

DEALIFY, INC.

As of November 5, 2021 the company purchased ninety four percent (94%) of the common stock of Dealify, Inc. for a purchase price of $467,280; comprised of a $300,000 cash payment, a $150,000 non-interest bearing promissory note and capitalized legal and accounting fees of $16,030 and $1,250, respectively. The financial highlights of the purchase transaction are as follows:

DEALIFY, INC.

Balance Sheet Financial Highlights

November 5, 2021

Website	(a)	$100,000
Restrictive covenants	(b)	$70,000
Domain, brand, trademark and other	(c)	$6,500
Customer database	(d)	$70,000
Email Marketing	(e)	$140,000
Operational cash	(f)	$3,000
Organic web traffic	(g)	$60,500
Total		$450,000

(a)

The interactive website and e-commerce app at www.dealify.com would cost significant time and money to recreate. Based on the Buyer’s extensive experience in designing and building of websites and interactive web-based apps, it estimates the value of the website to be $100,000.

(b)

The Seller has developed significant knowledge of its industry and many best practices in making www.dealify.com successful. This Agreement establishes restrictive covenants that limit the ability for the Seller to be able to create a similar online website or interactive app that would compete with the Company. The Buyer estimates these restrictive covenants to be worth $70,000.

(c)	The Buyer has consulted with third-party web domain valuation websites and estimates the domains www.dealify.com and www.dealify.io to be worth $6,500.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

(d)

The Company has built a database of customers who have purchased from the www.dealify.com website since its inception. These customers have a history of purchasing on the site. The Company believes this database to be worth $70,000.

(e)

The Company has accumulated a large email list of companies and individuals interested in receiving offers to buy software deals promoted by the Company. The Company currently has 17,380 email subscribers and, on average, each of those subscribers is worth $1.58 in gross revenue per month. The Buyer believes that this list will continue to produce consistent revenue for a minimum of 2 years. It has discounted the total revenue this would produce over this time period and believes this list to be valued at $140,000.

(f)	Per this Agreement, the Seller is transferring $3,000 in operational cash at Close
(g)

The Buyer has significant experience in developing organic web traffic for websites and online interactive apps. Doing so requires a significant investment of time and money and is hard to replace. The Buyer believes the organic traffic that the Company has amassed is worth at least $60,500.

GROWTH COLLECTIVE

On November 16, 2021 the company purchased ninety percent (90%) of the common stock of Growth Collective, Inc. for an initial purchase price of $1,200,000. The initial purchase price was increased by $145,105 by the total cash and net accounts receivable held by growth collective. Then subsequently decreased by a total of $176,920 by the company transaction expense and indebtedness. Finally, the price is increased by capitalized legal and accounting fees of $8,361 and $1,250, respectively.  These adjustments resulted in a final purchase price of $1,177,796. The financial highlights of the purchase transaction are as follows:

GROWTH COLLECTIVE, INC.

Balance Sheet Financial Highlights

November 16, 2021

Cash & net accounts receivable	(a)	$145,105
Indebtedness	(b)	$(176,920)
Operational cash	(c)	$100,000
Marketing Website	(d)	$40,000
Platform application	(e)	$135,000
Expert community	(f)	$250,000
Customer database	(g)	$450,000
Domain name	(h)	$4,500
Organic web traffic	(i)	$45,500
Restrictive covenants	(j)	$175,000
Total		$1,168,185

(a)	Per this Agreement, the Seller is transferring $100,000 in operational cash at Close,
(b)

Buyer has extensive experience designing and building marketing websites. Based on its experience, it estimates that the marketing website at www.growthcollective.com would cost approximately $40,000 to design and build.

(c)

Buyer also has extensive experience designing, building and maintaining web-based software applications. The app at www.growthcollective.com would take significant time and cost to create. It uses a series of different third-party software applications that have been wired together using a series of different APIs to create a user-friendly experience. This customization and wiring together of multiple different software platforms would cost an estimated $135,000.

(d)

The Company has accumulated a community of world-class marketing experts that it matches companies to within its business model. These experts are very difficult to attract and are highly sought after, creating a strong market resource required for the growth of the business. This community of marketing resource have skills across key marketing disciplines including email marketing, Search Engine Optimization, Social Media Advertising, Google Advertising and many other high growth marketing areas. The company has researched, attracted and vetted all experts in its marketplace. The number of experts in its marketplace is currently over 500; it would take multiple years and extensive expense to develop a similar expert community. This community is key to the continued success of the business and is estimated by the buyer to be worth $250,000.

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LEGION WORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

(e)

The Company has built a database of customers' current and past that provides a high probability of future revenue. These customers have a history of consistently purchasing and it is estimated that current customers have a very high probability of continuing to produce revenue for the company for at least eight months. Based on this high probability, Buyer believes that current customers will continue to generate at least $65,000 in revenue for eight months. Therefore, Buyer believes this customer database to be worth at least $450,000.

(f)	The Buyer has consulted with third-party web domain valuation websites and estimates the domain www.growthcollective.com to be worth $4,500.
(g)

Buyer has significant experience in developing organic web traffic for websites and online interactive apps. Creating sustainable and ongoing organic web traffic requires the creation of intellectual property in the form of articles and blog posts as well as getting inbound links from other websites. The Company has created many articles that have resulted in a steady flow of monthly visitors, some of whom become leads and customers each month. Doing so requires a significant investment of time and money and is hard to replace. The Company’s current organic web traffic drives a significant and consistent number of new business leads on a monthly basis. Given the large revenue that can be generated from each customer, these leads are valuable. The Buyer believes the organic traffic that the Company has amassed is worth at least $45,500.

(h)

The Seller has developed significant knowledge of its industry and many best practices in making the Company successful. This Agreement establishes restrictive covenants that limit the ability for the Seller to be able to create a similar online website, marketplace or interactive app that would compete with the Company. The Territory for this non-compete includes most of the largest software and business markets in the world, including North America, South America, Europe and the United Kingdom. The Buyer estimates these restrictive covenants to be worth $175,000.

LEGION WORKS GmbH

On September 22, 2022 the Company purchased a hundred percent (100%) of the common stock of Legion Works GmbH. The share capital of Legion Works GmbH amounts to EUR 25,000.00. Below are the financial highlights of the purchase transaction:

LEGION WORKS GmbH

Balance Sheet Financial Highlights

September 22, 2022

Cash	$26,815
Total	$26,815

There are no intangible assets as of December 31, 2024.

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LEGION WORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

NOTE 5 – CLOUD BASED AND APP PLATFORM SOFTWARE AND INTANGIBLE ASSETS

The following schedule sets forth the cloud based and application platform software and intangible assets of the Company as of December 31, 2024 and 2023.

Description		2024	2023
Customer contracts	(a)	626,610	626,610
Restrictive covenants	(a)	90,000	261,158
Subscribers marketing software	(b)	450,000	450,000
Application platform software	(b)	1,250,000	1,250,000
Website	(b)	135,000	175,000
Domain, brand, trademark and other	(b)	317,922	322,422
Customer database	(b)	70,000	520,000
Email marketing	(b)	140,000	140,000
Organic web traffic	(b)	60,500	106,000
Expert community	(b)	-	250,000
Market analytics	(b)	53,421	28,689
Freelance marketplace web app	(b)	373,291	373,291
Goodwill	(c)	17,280	17,280
Total Intangibles		3,584,025	4,520,450
Less: Accumulated Amortization		(2,686,489)	(2,801,596)
Net Book Value		897,536	1,718,854

(a)	Three-year useful life
(b)	Five-year useful life
(c)	Fifteen-year useful life

Acquired finite-lived intangible assets are amortized on a straight-line basis over the estimated useful lives of the assets. If the estimated useful life assumption of any asset is changed the remaining unamortized balance is amortized over the revised estimated useful life. The Company decided to provide full-year amortization for the intangible assets in the year of purchase irrespective of the date on which acquisition was done.

NOTE 6 – DEVELOPMENT OF MARKET ANALYTICS

During 2024, the Company identified potential new market opportunities to more fully exploit economic opportunities within the roster of existing products in which the Company has leadership skills and experience as well as to explore new opportunities.  As of December 31, 2024, the company invested $53,421 in continued market analysis of (a) an online community for growth leaders to learn, network and share ideas and best practices and (b) a mobile-centric product that enables sport fans to support their favorite athletes in an N.I.L (Name Image Likeness compliant manner.  Given the Company’s updated focus and limited resources, further analysis on these opportunities were paused in the second half of 2024.  The Company did, however conduct market analysis of (c) an AI product that was initially focused on being a sales and market leads tool and later evolved into being an AI question and answer product for websites and (d) a Direct To Consumer e-commerce supplements brand.

NOTE 7 – PROMISSORY NOTES PAYABLE

HELLO BAR, LLC

On December 31, 2020, in connection with the purchase of 100% of the outstanding membership units of its subsidiary company Hello-Bar LLC, the Seller took back a non-interest-bearing Promissory Note in the amount of $1,800,000. On March 31, 2021, the Company paid the Seller one million dollars ($1,000,000). The Company paid the Seller for the remaining balance during 2022 and there is no outstanding balance as of December 31, 2024.

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LEGION WORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

DEALIFY, INC.

On November 5, 2021, in connection with the purchase of 94% of the outstanding common shares of its subsidiary company Dealify, Inc. the Seller took back a non-interest -bearing Promissory Note in the amount of $150,000. On December 31, 2021, the Company paid the Seller $50,000. The Company paid the Seller for the remaining balance during 2022 and there is no outstanding balance as of December 31, 2024.

NOTE 8 - RELATED PARTY TRANSACTIONS

RELATED PARTY CAPITAL CONTRIBUTION

As of December 31, 2024 and 2023, officers of the Company have contributed $935 to purchase 9,350,000 shares of super Voting Common Stock.

RELATED PARTY PAYABLES

In relation to the acquisition of Hello-Bar, the Company owed Michael Kamo (the “Previous Owner”) $800,000. The outstanding balances were $0 as of December 31, 2024, and December 31, 2023, respectively. Under the terms of the Purchase Agreement, the Company purchased Hello-Bar from the Previous Owner who, prior to this transaction, held 100% of Hello-Bar’s membership interests. The Previous Owner also currently serves as Chairman of the Board of Directors and served as the Company’s COO from inception until April 29, 2022. Furthermore, Ryan Bettencourt, the Company’s CEO, formerly served as the CEO of Hello-Bar. The parties to the Purchase Agreement obtained a third-party valuation of Hello-Bar prior to agreeing to a purchase price, which included seeking offers through a broker from interested parties to establish a fair market value for Hello-Bar. The parties agreed to a purchase price that is discounted from the third-party valuation and is payable over two years with no stated interest rate.

NOTE 9 – STOCKOLDERS’ EQUITY

The Stockholders’ equity is comprised of two classes of common stock; Super Voting Common Stock and Common Stock. As of December 31, 2024, the company has authorized the issuance of 20,000,000 shares of Super Voting Common Stock and 80,000,000 shares of its Voting Common Stock, see discussion below for additional information.

SUPER VOTING COMMON STOCK

Super Voting Common Stock has a par value of $0.0001, 9,350,000 issued and outstanding as of December 31, 2024, and December 31, 2023. Each shareholder shall have four votes (4) for each share held by such shareholder.

COMMON STOCK UNITS

Voting Common Stock has a par value of $0.0001, 4,705,935 and 4,701,440 shares issued and outstanding as of December 31, 2024, and December 31, 2023. Each shareholder shall have one vote (1) for each share held by such shareholders.

The Company was authorized to issue 11,400,000 Common Stock Units (“Units”), consisting of one share of Voting Common Stock and one-half warrant to purchase one half share of Voting Common Stock (a total of 5,700,000 warrants) through an offering exemption from registration under Regulation A (the “Regulation A Offering”) which is currently not open. The shares of Voting Common Stock and the warrants that are components of the Units were immediately separable and issued separately but were to be purchased together. The warrants are exercisable within 18 months from the date of issuance, when they expire. The price for each Unit sold after January 2, 2022 was $3.60 and the exercise price for each warrant was $4.65 per share of the Company’s Voting Common Stock, subject to adjustment (“2022 Warrant”). Between May 18, 2021, and January 2, 2022, the price for each Unit was $3.00 and the exercise price for each warrant was $3.90 per share of the Company’s Voting Common Stock (“2021 Warrant”). Prior to May 18, 2021, the price for each Unit was $2.50 and the exercise price for each warrant was $3.25 per share of the Company’s Voting Common Stock. As of December 31, 2024, the Company has issued 4,705,935 shares of Voting Common Stock.

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LEGION WORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

NOTE 10 - COMMITMENTS AND CONTINGENT LIABILITIES

WARRANTS

Pursuant to the offering described under Note 9 Stockholders’ Equity, the Company will issue warrants to purchase one-half of Voting Common Stock at a purchase price of $4.65 and $3.90 per share of common stock for 2022 Warrant and 2021 Warrant, respectively.

LEGAL MATTERS

In the normal course of business, the Company may become a party to litigation matters involving claims against it. As of December 31, 2024, there are no current matters that would have a material effect on the Company’s financial position or results of operations.

NOTE 11 - SUBSEQUENT EVENTS

The Company has evaluated subsequent events through March, 2025, the date the financial statements were available to be issued. Based on the evaluation, no additional material events were identified which require adjustment or disclosure in the consolidated financial statements.

NOTE 12 – GOING CONCERN

These consolidated financial statements are prepared on a going concern basis.  The Company began operation in 2019. For the period from inception to December 31, 2024, the Company has losses aggregating $6,065,246. The Company’s ability to continue is dependent upon management’s plan to raise additional funds and achieve profitable operations. These circumstances create material uncertainties that cast significant doubt as to the ability of the Company to continue as a going concern. The consolidated financial statements do not include any adjustments to the carrying value and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern. The Company is not yet profitable, which means it relies upon funds from investors (along with any profits generated) to pay for its operations. This is common among startups, and it is the reason startups seek to raise capital. Over time the Company aims to grow its revenue and manage its pending to become profitable, but until that happens, the Company’s ability to operate is reliant upon our ability to raise money from investors.

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LEGION WORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

NOTE 13 - TERMINATION OF OPERATIONS OF CONVERT MORE, INC.

During 2024, management of the Company decided to terminate operations of its subsidiary company Convert More, Inc. As of December 31, 2024, all of the assets of Convert More, Inc. have been fully amortized and the outside liabilities have been fully paid. Due to the said termination there is a loss recognized of $67,500.

NOTE 14 - SALE OF SELECTED ASSETS OF SUBSIDIARY COMPANY

In connection with a Purchase Agreement signed and dated June 18, 2024, The Company and its subsidiary, Growth Collective Solutions, Inc. sold to an independent company (Purchaser), certain business assets, subject to the Purchaser assuming certain liabilities net of assets applicable to the subsidiary’s business. The Purchaser is a global remote company that provides a freelancing platform, connecting businesses with software engineers, designers, finance experts, product managers, and project managers The subsidiary assets sold, connects clients directly to independent marketing talent (“Talent”). The Talent contracts directly with the client within and outside of a Platform.

The assets sold by the subsidiary include domain names, the website, client contracts, specific accounts payable and accounts receivable, the database of freelance marketers, and intangible assets necessary to operate the Website. Assets excluded from the sale, among other assets, include a web application (Platform) software, launched in October 2023, all contracts and accounts not assigned and not required to operate the website, employees, the company’s proprietary web application, including Source Code, the account with Amazon Web Services, cash and non-specified accounts payable and accounts receivable.

The purchase price for the assets set forth above is $2,250,000 plus the liabilities assumed net of assets transferred in the amount of $9,745. The purchase price is payable as follows: $900,000 at closing and $1,350,000 payable without interest on the unpaid amounts, over a twenty-four months period of $337,500 every six months. The payment of $1,350,000 (Holdback Amount) may be reduced by Purchaser based on claims and remedies under the Purchase Agreement for violations of the representations and warranties set forth in the Purchase Agreement. The first instalment of $337,500 was received on January 3, 2025

In addition to the Purchase Agreement, the Company entered into a Transition Services Agreement, dated June 18, 2024 to provide the Purchaser with transition services including pipeline active leads, register of past clients and leads, possible assistance maintaining client organic lead acquisitions performance, communications with current clients, and communications with current freelancers during the first 90 days after signing. The Company also will provide technical assistance for migration, access to specific external service accounts, redirection of signup forms and marketing announcements. Some of these transition services are to be reimbursed at an hourly rate. Specifically, work completed by a specified employee and a specified contractor will be reimbursed at a specified hourly rate up to a maximum of $25,000 during the 90-day transition and an additional maximum of $15,000 after the transition period. provided without compensation to the Company (other than out of pocket cost reimbursements). As of December 31st, 2024, the services required under the Transition Services Agreement were completed by the Company.  As per the Transition Services Agreement the Company was reimbursed $40,129.

The proceeds on the sale of the selected assets of the subsidiary is $1,580,796, based upon the discounted present value of the contractual installment sale price of $2,250,000, assuming interest at the rate of 8.50% per annum is $1,832,500. The net undepreciated costs of the assets that were sold on June 18, 2024, are $961,158.

For income tax purposes, the Company will elect to report the income on the installment sale method of accounting for the gain on sale of assets. Timing differences will arise applicable to deferred income taxes.

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ITEM 8. EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

2.1	Amended and Restated Certificate of Incorporation (1)
2.2	Bylaws (2)
2.3	Amendment No. 1 to Bylaws (3)
3.1	Form of Warrant (4)
4.1	Subscription Agreement (4)
6.1	Stock Award Agreement (2)
6.2	Hello Bar, LLC Purchase Agreement (3)
6.3	Asset Purchase Agreement and Transition Services Agreement dated as of June 18, 2024+ (5)
6.4	Amendment No. 1 to Asset Purchase Agreement+ (5)
6.5	Employment Agreement of Caleb Green (4)

____________

+ Portions of this exhibit have been omitted pursuant to the instructions to Item 17 of Form 1-A.

(1)	Filed as an exhibit to the Legion Works, Inc. Annual Report on Form 1-K (filed April 30, 2021, and incorporated herein by reference).

(2)	Filed as an exhibit to the Legion Works, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11169 and incorporated herein by reference).

(3)	Filed as an exhibit to the Legion Works, Inc. Report on Form 1-U (filed January 7, 2021, and incorporated herein by reference).

(4)	Filed as an exhibit to the Legion Works, Inc. Annual Report on Form 1-K (filed July 5, 2022, and incorporated herein by reference).

(5)	Filed as an exhibit to the Legion Works, Inc. Annual Report on Form 1-K (filed October 11, 2024, and incorporated herein by reference).

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of La Jolla, State of California, on April 30, 2025.

Legion Works, Inc.

/s/ Ryan Bettencourt
By Ryan Bettencourt, Chief Executive Officer, Chief Financial Officer and Secretary

Pursuant to the requirements of Regulation A, this report has been signed below by the following person on behalf of the issuer and in the capacities and on the date indicated.

/s/ Ryan Bettencourt
Ryan Bettencourt, Chief Executive Officer, Chief Financial Officer, principal accounting officer and Director
Date: April 30, 2025

/s/ Michael Kamo
Michael Kamo, Chairman of the Board
Date: April 30, 2025

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